Exhibit 10.4

SHANGHAI ZUNYI BUSINESS CONSULTING LTD.

AND

SHANGHAI BAOZUN E-COMMERCE LIMITED

EXCLUSIVE TECHNOLOGY AND SERVICES AGREEMENT

DATED APRIL 1, 2014

EXCLUSIVE TECHNOLOGY AND SERVICES AGREEMENT

THIS EXCLUSIVE TECHNOLOGY AND SERVICES AGREEMENT (this “Agreement”) is made on April 1, 2014, BETWEEN:

(1)	Shanghai Zunyi Business Consulting Ltd. (the “Company”)

Registered Address: Room 212, Building No. 7, No. 8 and No. 11, No. 1188 Wanrong Road Zhabei District, Shanghai

Legal Representative: Wenbin Qiu; and

(2)	Shanghai Baozun E-Commerce Limited (“Baozun”)

Registered Address: Room 108, Building No. 1, No. 2 and No. 3, No. 1188 Wanrong Road Zhabei District, Shanghai

Legal Representative: Wenbin Qiu

(each a “Party”, collectively the “Parties”)

W I T N E S S E T H

WHEREAS, Party A is a limited liability company registered and lawfully existing in Shanghai, PRC, which is mainly engaged in marketing planning, technology development in professional computer science, E-commerce business and the like;

WHEREAS, Party B is a wholly foreign-owned enterprise registered and lawfully existing in Shanghai, PRC, which is mainly engaged in computer related technology service and technology consulting, commerce information consulting business and the like;

WHEREAS, Party A needs Party B to provide it with technology and services relating to Party A Business (as defined below) and Party B agrees to provide such services to Party A.

NOW, THEREFORE, upon friendly discussions, the Parties agree as follows:

1.	DEFINITIONS

1.1.	Unless otherwise indicated herein or otherwise required by the context, the following terms shall have the following meanings in this Agreement:

“Party A Business” means all of the business activities operated and developed by Party A now and at any time during the term hereof, including, without limitation, Party A’s operation of marketing planning, technology development in professional computer science, and E-commerce business.

“Services” means the services to be provided by Party B within its business scope on an exclusive basis to Party A in relation to Party A Business, including, without limitation, the services as set forth in Schedule 1:

“Annual Business Plan” means the Party A Business development plan and budget report for the next calendar year to be prepared by Party A in accordance with this Agreement by November 30 of each year with the assistance of Party B.

“Service Fees” means all of the fees payable by Party A to Party B under Section 3 hereof in respect of the advices and services provide by Party B.

“Devices” means any and all devices owned or acquired from time to time by Party B and utilized for the purposes of the provision of the Services.

“Business-Related Technology” means any and all software and technologies developed by Party A on the basis of the Services provided by Party B hereunder in relation to Party A Business.

“Confidential Information” has the meaning ascribed to it in Section 6.2 hereof.

“Defaulting Party” has the meaning ascribed to it in Section 11.1 hereof.

“Default” has the meaning ascribed to it in Section 11.1 hereof.

“Party’s Rights” has the meaning ascribed to it in Section 13.5 hereof.

1.2.	In this Agreement, any reference to any laws and regulations (“Laws”) shall be deemed to include:

(i)	a reference to such Laws as modified, amended, supplemented or reenacted, effective either before or after the date hereof; and

(ii)	a reference to any other decision, circular or rule made thereunder or effective as a result thereof.

1.3.	Unless otherwise required by the context, a reference to a provision, clause, section or paragraph shall be a reference to a provision, clause, section or paragraph of this Agreement.

2.	Services

2.1.	During the term hereof, Party B shall, in accordance with the requirements of Party A Business, diligently provide the Services to Party A. Both parties understand that, the actual service provided by Party B is subject to the authorized business scope of Party B; if Party A requires Party B to provide service beyond Party B’s authorized business scope, Party B will apply for the expansion of its business scope to the extent permitted by the Laws, and provide such service after the expansion of business scope is approved.

2.2.	Party B shall be equipped with all Devices and personnel reasonably necessary for the provision of the Services and shall, in accordance with Party A’s Annual Business Plan and Party A’s reasonable requests, procure and purchase new Devices and add new personnel so as to meet the requirement of providing quality Services to Party A in accordance with this Agreement.

2.3.	For the purpose of the provision of the Services hereunder, Party B shall communicate and exchange with Party A information pertaining to Party A Business.

2.4.	Notwithstanding any other provisions hereof, Party B shall have the right to designate any third party to provide any or all of the Services hereunder or fulfill, in lieu of Party B, Party B’s obligations hereunder. Party A hereby agrees that Party B has the right to assign to any third party its rights and interests hereunder.

3.	Service Fees

3.1.	In connection with the Services provided by Party B hereunder, Party A agrees to pay Services Fees to Party B as follows:

3.1.1.	In connection with the service provided by Party B to Party A for each calendar year within the term of this Agreement, Party A shall pay a fixed service fee of 95% of Party A’s net revenue of current calendar year, provided such service fee is compliant with PRC Laws; for such purpose, the term “net revenue” means the amount of total revenue of Party A minus necessary costs, expenses (except for the service fee hereunder) and tax (except for enterprise income tax), and minus the amount as reimbursement for the loss (as applicable) of previous years; and

3.1.2.	Service Fees as quoted by Party B for any special services provided from time to time by Party B at Party A’s request.

3.2.	In accordance with this Section 3.1, Party A shall pay all Service Fees into a bank account designated by Party B within three months after the end of each calendar year. If Party B changes its bank account, it shall give Party A seven (7) business day’s written notice. Party A shall bear all bank expenses incurred by such payment.

3.3.	Both parties agree that the payment of the above-mentioned Service Fees shall not threat any party’s operation of business in the current year. For such purpose and to the extent such principal shall be realized, Party B may agree to allow Party A to delay its payment of Service Fees. Furthermore, Party B may adjust the calculation and recognition ratio and/or specific amounts of the Service Fees payable by Party A to Party B in accordance with Section 3.1.

4.	Party A’s Obligations

4.1.	Party B’s Services hereunder shall be exclusive; during the term hereof, without prior written consent of Party B, Party A shall not enter into any agreement or otherwise with any third party and thereby accept from such third party services identical or similar to the Services of Party B.

4.2.	Party A shall by November 30 of each year provide to Party B its fixed Annual Business Plan of the next year such that Party B may prepare the relevant Services plan and procure required software, Devices, personnel and technical services resources. If Party A needs Party B to procure additional Devices or personnel on an ad hoc basis, it shall consult with Party B fifteen (15) days in advance so as to reach mutual agreement.

4.3.	In order to facilitate Party B’s provision of the Services, Party A shall at Party B’s request provide in a timely manner such information as has been required by Party B.

4.4.	Party A shall in accordance with Section 3 pay the full amount of the Service Fees in a timely manner.

4.5.	Party A shall maintain its own good reputation, shall actively expand its business and shall seek maximization of its profits.

4.6.	During the term hereof, Party A agrees to assist Party B and Party B’s direct or indirect parent companies to perform related party audit and other various kinds of audits, and to provide Party B, Party B’s parent company or its designated auditors with relevant information and documents with respect to Party A’s operation, business, clients, financials and employees, and further agrees that Party B’s parent companies may disclose such information and documents to satisfy the compliance requirements of the jurisdiction where Party B’s parent companies are listed.

5.	Intellectual Property

5.1.	All of the intellectual properties, which are either originally owned by Party B or acquired by it during the term hereof, including the intellectual property to and in the work results created during its provision of the Services, shall belong to Party B.

5.2.	Considering that the conduct of Party A Business is dependent upon the Services provided by Party B hereunder, Party A agrees to the following arrangement with respect to the Business-Related Technology developed on the basis of such Services:

(i)	If the Business-Related Technology is developed and derived by Party A under Party B’s entrustment or is derived by Party A through joint development with Party B, then such Business-Related Technology and relevant patent application right shall be owned by Party B;

(ii)	If the Business-Related Technology is derived by Party A through further independent development, then it shall be owned by Party A, provided however that: (A) Party A shall timely inform Party B of the details of such Business-Related Technology and shall provide relevant documents reasonably required by Party B; (B) if Party A intends to license or transfer such Business-Related Technology, Party A shall, to the extent not contrary to mandatory requirements of PRC Laws, transfer the same to Party B or grant an exclusive license to Party B on a preemptive basis, and Party B may use such Business-Related Technology within the specific scope of transfer or license (however, Party B may determine in its discretion whether to accept such transfer or license); if and only if Party B has waived its right of first refusal or its right to exclusive license with respect to such Business-Related Technology, Party A may then transfer the title of, or license, such Business-Related Technology, to a third party on terms and conditions no more favorable than those proposed to Party B (including, without limitation, transfer price or royalty) and shall ensure that such third party shall fully comply with and perform the liabilities and obligations to be performed by Party A hereunder; (C) except in the case of a circumstance described in (B), during the term hereof, Party B shall have the right to offer to purchase such Business-Related Technology, and in the event that such a request is so made, Party A shall, to the extent not contrary to mandatory requirements of PRC Laws, agree to such purchase request of Party B at the lowest purchase price then permissible by PRC Laws.

5.3.	In the event that Party B is granted, in accordance with Section 5.2(ii), an exclusive license to use the Business-Related Technology, such license shall comply with the following requirements:

(i)	The term of the license shall be no less than five (5) years (from the date of effectiveness of the underlying license agreement);

(ii)	The scope of the rights granted under the license shall be as broad as possible;

(iii)	During the term of the license, no one (including Party A) other than Party B shall use or license another party to use such Business-Related Technology within the scope of the license;

(iv)	To the extent not contrary to Section 5.3(iii), Party A shall have the right to relicense, in its discretion, such Business-Related Technology to other third parties;

(v)	Upon expiry of the term of the license, Party B shall have the right to demand to renew the license agreement and Party A shall grant its consent, and upon such renewal the terms of such license agreement shall remain unchanged other than amendments thereto which have been confirmed by Party B.

5.4.	Notwithstanding Section 5.2(ii), a patent application in respect of any Business-Related Technology described therein shall be processed as follows:

(i)	If Party A intends to file a patent application with respect to any Business-Related Technology described in Section 5.2(ii), it shall first obtain written consent from Party B;

(ii)	If and only if Party B has waived its right to purchase the patent application right for such Business-Related Technology, Party A may then file such patent application on its own or assign such right to a third party. Prior to so transferring such patent application right to a third party, Party A shall ensure that such third party shall fully comply with and perform the liabilities and obligations to be performed by Party A hereunder; in addition, the terms on which Party A transfers such patent application right to a third party (including, without limitation, transfer price) shall not be more favorable than those proposed by Party A to Party B under Section 5.4(iii);

(iii)	During the term hereof, Party B may at any time request Party A to file patent applications with respect to such Business-Related Technology and may decide in its discretion whether to purchase the right to file such patent application. If so requested by Party B, Party A shall, to the extent not contrary to the mandatory requirements of PRC Laws, transfer such right to file patent applications to Party B at the lowest transfer price then permissible by PRC Laws; once Party B has been granted patents upon its so acquiring the right to file patent applications with respect to such Business-Related Technology and so filing such applications, Party B shall become the lawful owner of such patents.

5.5.	Each Party undertakes to the other Party that it will indemnify the other Party against any and all economic losses suffered by the other Party as a result of its infringement of third party intellectual properties (including copyrights, trademarks, patents and know-hows).

6.	Confidentiality Obligations

6.1.	During the term of this Agreement, all customer information and other customer related documents with respect to Party A Business and the Services provided by Party B (“Customer Information”) shall be jointly owned by the Parties. Irrespective of whether this Agreement has been terminated, each of Party A and Party B shall maintain in strict confidence the business secrets, proprietary information, Customer Information and any other information of a confidential nature of the other Party coming into its knowledge during the entry into and performance of this Agreement (“Confidential Information”). Except where prior written consent has been obtained from the party disclosing the Confidential Information or where disclosure to a third party is mandated by relevant laws or regulations or listing rules of the jurisdiction where any related party of any party is listed, the Party receiving the Confidential Information shall not disclose any Confidential Information to any third party; the Party receiving the Confidential Information shall not use, either directly or indirectly, any Confidential Information other than for the purpose of performing this Agreement.

6.2.	The following information shall not constitute the Confidential Information:

(a)	any information which, as shown by written evidence, has previously been known to the receiving Party by way of legal means; or

(b)	any information which enters the public domain other than as a result of a fault of the receiving Party; or

(c)	any information lawfully acquired by the receiving Party from another source subsequent to the receipt of relevant information.

6.3.	A receiving Party may disclose the Confidential Information to its relevant employees, agents or its appointed professionals provided that such receiving Party shall ensure that such persons shall comply with relevant terms and conditions of this Agreement and that it shall assume any liability arising out of any breach by such persons of relevant terms and conditions of this Agreement.

6.4.	Notwithstanding any other provisions of this Agreement, the validity of this Section shall not be affected by any termination of this Agreement.

7.	Representations and Warranties by Party A

Party A hereby represents and warrants that:

7.1.	It is a limited liability company duly registered and lawfully existing under PRC Laws with independent legal personality, has full and independent legal status and capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

7.2.	It has full internal corporate power and authority to execute and deliver this Agreement and all other documents to be executed by it in connection with the transactions contemplated hereunder as well as full power and authority to consummate the transactions contemplated hereunder. This Agreement will be lawfully and duly executed and delivered by it, and will constitute its legal and binding obligations enforceable against it in accordance with its terms.

7.3.	It shall timely inform Party B of any circumstance which has or is likely to have a material adverse effect on Party A Business or operation thereof and shall use its best efforts to prevent the occurrence of such circumstance and/or the expansion of losses.

7.4.	Without written consent of Party B, Party A will not dispose of its material assets or change its current shareholding structure in whatsoever manner.

7.5.	Party A has obtained all operation licenses and certificates required for its operation upon the effectiveness of this Agreement, and has full rights and qualification to operate its current Party A Business within PRC.

7.6.	Upon Party B’s written request, Party A will use all of its accounts receivables and/or all other legally owned and disposable properties as guaranty in a way as permitted by the then applicable Laws for its performance of payment obligation as set forth in Section 3 hereunder.

7.7.	Party A will indemnify Party B against any and all losses suffered or may be suffered by Party B as a result of its provision of service, including but not limited to any loss resulted from litigation, recovery, arbitration or claims by any third party against Party B, or resulted from administrative investigation or penalty by government authorities, provided, however, if such losses are resulted from Party B’s intention or gross negligence, Party A is not obliged to indemnify such losses.

7.8.	Without Party B’s written consent, Party A shall not execute any other agreement or arrangement which conflicts with the provisions hereunder or may damage Party B’s rights hereunder.

8.	Representations and Warranties by Party B

Party B hereby represents and warrants that:

8.1.	It is a limited liability company duly registered and lawfully existing under PRC Laws with independent legal personality, has full and independent legal status and capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

8.2.	It has full internal corporate power and authority to execute and deliver this Agreement and all other documents to be executed by it in connection with the transactions contemplated hereunder as well as full power and authority to consummate the transactions contemplated hereunder. This Agreement will be lawfully and duly executed and delivered by it, and will constitute its legal and binding obligations enforceable against it in accordance with its terms.

9.	Term of Agreement

9.1.	The Parties hereby acknowledge that, this Agreement shall become effective when it is duly executed by the Parties hereto. Unless otherwise expressly stipulated herein, the term of this Agreement shall last, in the absence of early termination by written notice from Party B, twenty (20) years. Upon the expiration of the term of this Agreement, unless Party B notifies Party A by thirty (30) days prior notice to not to extend the term of this agreement, this agreement shall be automatically extended for another one (1) year and will continue to be so renewed in the absence of such negative notice.

9.2.	If Party A or Party B fails to apply for the approval and filing of extension of its business operation period upon expiration, this Agreement will terminate upon such expiration of Party A or Party B’s business operation period. Therefore each party shall complete the application for the approval and filing of extension of its business operation period within three month before expiration to extent the period of this Agreement.

9.3.	Upon termination hereof the Parties shall continue to comply with their respective obligations under Section 6.

10.	Indemnification

10.1.	Party A shall indemnify Party B against any and all losses suffered or may be suffered by Party B as a result of its provision of service, including but not limited to any loss resulted from litigation, recovery, arbitration or claims by any third party against Party B, or resulted from administrative investigation or penalty by government authorities, provided, however, if such losses are resulted from Party B’s intention or gross negligence, Party A is not obliged to indemnify such losses.

11.	Notice

11.1.	Any notice, request, demand and other correspondences required by or made pursuant to this Agreement shall be made in writing and delivered to the relevant Party.

11.2.	Such notice or other correspondences shall be deemed delivered when it is transmitted if transmitted by fax or telex; or upon delivery if delivered in person; or five (5) days after posting if delivered by mail.

12.	Liability for Default

12.1.	The Parties agree and acknowledge that if any Party (“Defaulting Party”) substantially breaches any provision hereunder, or substantially fails to perform or substantially delays in performing any obligations hereunder, such breach, failure or delay shall constitute a default hereunder (“Default”) and that in such event, the non-defaulting Party shall have the right to demand the Defaulting Party to cure such Default or take remedial measures within a reasonable time. If the Defaulting Party fails to cure such Default or take remedial measures within such reasonable time or within ten (10) days after the non-defaulting Party notifies the Defaulting Party in writing and requests it to cure such Default, and if the non-defaulting Party is Party A, it may elect, in its discretion, to (i) terminate this Agreement and demand the Defaulting Party to fully indemnify for damage; or (ii) demand enforced performance by the Defaulting Party of its obligations hereunder and full indemnification from the Defaulting Party for damage. If the non-defaulting Party is Party B, it may demand the defaulting party to continue to perform its obligations hereunder and fully indemnify for all damages.

12.2.	Notwithstanding Section 12.1 above, the Parties agree and acknowledge that unless otherwise stipulated by Laws, Party A shall in no event be permitted to demand to terminate this Agreement on the ground of any reason.

12.3.	Notwithstanding any other provisions hereof, the validity of this Section 12 shall not be affected by any termination of this Agreement.

13.	Force Majeure

If there occurs an earthquake, typhoon, flood, fire disaster, war, computer virus, tool software design loophole, hacking attack on the Internet, change of policy or law or any other force majeure event which is unforeseeable and whose consequences are insurmountable or unavoidable and a Party is directly affected thereby in its performance of this Agreement or is prevented thereby from performing this Agreement on agreed terms, such prevented Party shall immediately notify the other Party by fax of the same and shall within thirty (30) days provide a evidencing document to be issued by the notary body of the place of the force majeure event setting forth the details of such force majeure and the reasons for such failure to perform, or for the need for postponed performance of, this Agreement. The Parties shall in light of the extent of the effect of such force majeure event on the performance of this Agreement, agree on whether to waive performance of part of this Agreement or to permit postponed performance thereof. No Party shall be held liable to indemnify the other Party against its economic losses resulting from a force majeure event.

14.	Miscellaneous

14.1.	This Agreement is made in Chinese in two (2) originals, with each Party holding one (1) copy.

14.2.	The entry into, effectiveness, interpretation and dispute settlement of this Agreement shall be governed by the Laws of the People’s Republic of China.

14.3.	Dispute resolution:

14.3.1.	Any dispute arising out of or in connection with the provisions hereunder shall be settled by the Parties through friendly consultations and shall, in the absence of an agreement being reached by the Parties within thirty (30) days of its occurrence, be brought by either party for arbitration in Shanghai before Shanghai International Economic and Trade Arbitration Commission (“SHIAC”) in accordance with the then current rules of SHIAC by three arbitrators, The claiming party and the responding party may each appoint one arbitrator, and SHIAC appoint the third arbitrator. If the claiming party or the responding party exceeds two persons (either natural person or legal person), such persons shall appoint one arbitrator by written agreement.

14.3.2.	The arbitration award is final and binding upon all parties in the arbitration.

14.3.3.	During the period of dispute resolution, all parties shall continue to perform all other provisions hereunder apart from the provisions under dispute.

14.3.4.	After the arbitration award becomes effective, any party may render the judgment upon the award rendered by the arbitrator to any court having jurisdiction thereof for enforcement.

14.4.	No right, power or remedy empowered to any Party by any provision of this Agreement shall preclude any other right, power or remedy enjoyed by such Party in accordance with Laws or any other provisions hereof and no exercise by a Party of any of its rights, powers and remedies shall preclude its exercise of its other rights, powers and remedies.

14.5.	No failure or delay by a Party in exercising any right, power or remedy under this Agreement or Laws (“Party’s Rights”) shall result in a waiver of such rights; and no single or partial waiver by a Party of the Party’s Rights shall preclude such Party from exercising such rights in any other way or exercising the remaining part of the Party’s Rights.

14.6.	The section headings herein are inserted for convenience of reference only and shall in no event be used in or affect the interpretation of the provisions hereof.

14.7.	Each provision contained herein shall be severable and independent of any other provisions hereof, and if at any time any one or more provisions hereof become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected thereby.

14.8.	Once executed, this Agreement shall replace any other legal documents entered into by the Parties in respect of the same subject matter hereof. Any amendments or supplements to this Agreement shall be made in writing and, except for Party B’s transfer of its rights hereunder in accordance with Section 14.9 shall take effect only when properly signed by the Parties hereto.

14.9.	Without prior written consent of Party B, Party A shall not assign any of its rights and/or obligations hereunder to any third party. Party A hereby agree that, Party B is entitled to unilaterally transfer its rights and/or obligations to any third party without obtaining any written consent from Party A, provided that Party B shall notify Party A of such transfer by written notice.

14.10.	This Agreement shall be binding upon the legal assignees or successors of the Parties.

14.11.	The Parties undertake to each file and pay, in accordance with law, the taxes involved in the transaction hereunder.

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[EXECUTION PAGE TO EXCLUSIVE TECHNOLOGY AND SERVICE AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Exclusive Technology and Services Agreement to be executed at the place and as of the date first above written.

Party A:

Shanghai Zunyi Business Consulting Ltd.

Seal: /s/ Shanghai Zunyi Business Consulting Ltd.

By: /s/ Wenbin Qiu

Name: Wenbin Qiu

Title:

Party B:

Shanghai Baozun E-Commerce Limited

Seal: /s/ Shanghai Baozun E-Commerce Limited

By: /s/ Wenbin Qiu

Name: Wenbin Qiu

Title:

Schedule I:

Scope of Service

Party B will provide the following services to Party A:

(1) Party B will license Party A to use software necessary for Party A Business and legally owned by Party B, and will provide application and implementation of relevant technology for the operation of Party A Business, including but not limited to general plan for system design, system installation, testing and trial system operation;

(2) Party B is responsible for the research, development, maintenance and update of relevant technology and application software necessary for Party A Business, including development, design and production of database software, user interface software and other relevant technologies and licensing such technology for Party A’s use;

(3) Party B will provide consulting service for Party A’s procurement of relevant equipment, hardware and software system necessary for Party A’s operation on internet, including but not limited to provision of consulting service with respect to selection, system installation and testing of various kinds of tool software, application software and technology platform, as well as the purchase, type and performance of relevant kinds of equipment and facilities;

(4) Party B is responsible for the daily management, maintenance, monitoring, testing, trouble-shooting and updating of Party A’s computer internet equipment, other hardware equipment and database, including input of clients’ information into the database, or, based upon other business information provided by Party A from time to time, prompt update of database, regular update of client surface and provision of other relevant technology services;

(5) Party B is responsible for provision of technology services with respect to advertisement design scheme, software design, web page production, as well as provision of management consulting advices;

(6) Party B is responsible for providing technology training, technology support and help to relevant employees of Party A, including but not limited to: providing Party A’s relevant employees with proper training, including training regarding client service, technology and other trainings; introducing knowledge and experience to relevant employees of Party A regarding installation and operation of system and equipment; assisting Party A to solve problems which may take place from time to time during installation and operation of system and equipment; providing consultation and advise of other internet editable platform and software operation; and help Party A prepare and collect all kinds of information;

(7) In order to improve the quality of technology service hereunder, Party B shall provide assistance to collect and analyze technology data with respect to website operation, including errors and defects; and

(8)	other relevant service to be provided by Party B in response to Party A’s requirements from time to time.